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February 1, 1994




Mr. Eugene B. Connolly
25360 Wagon Wheel Court
Barrington, IL 60010

Dear Mr. Connolly:

     Reference is made to that certain Nonqualified Stock Option Agreement dated as of June 1, 1993 (the "Agreement"), between USG Corporation (the "Corporation") and you. Terms used in this modification letter and not defined herein shall have the respective meanings ascribed to them in the Agreement.

     On November 10, 1993, the Board of Directors of the Corporation approved an amendment to the Corporation's Management Performance Plan permitting certain transfers of nonqualified stock options granted under the Plan to the immediate family of a holder or to family trusts or partnerships so long as the Compensation and Organization Committee of the Board of Directors approves the transfer and the holder's nonqualified stock option agreement expressly provides for such transfer, either in connection with the original agreement documenting the applicable grant or in a modification of an outstanding agreement.

     You have requested approval of transfers of part of your option grant under the Agreement to Dorothy E. Connolly, your spouse, and the Connolly Family Investments, L.P., a limited partnership of which you are the general partner and all of whose other partners are members of your immediate family. The Compensation and Organization Committee approved such transfers by you on November 9, 1993, subject to the aforementioned amendment to the Plan and to appropriate modification of the Agreement, which is the object of this modification letter.

     Accordingly, the Agreement is hereby modified by the deletion of paragraph
3.2 thereof in its entirety and the substitution therefor of the following:

     "3.2 TRANSFER AND EXERCISABILITY. Except as provided in the next sentence of this paragraph 3.2, the option granted in



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     paragraph 2 above shall be exercisable during the lifetime of the Holder only by the Holder and shall not be transferable other than by will or the laws of descent and distribution upon the death of the Holder. The option granted in paragraph 2 above may be transferred, in whole or in part, pursuant to an assignment of this agreement in whole or in part complying with the provisions of Section 6(e)(ii) of the Plan, in which case the permitted assignee may exercise the portion of the option so assigned as if such permitted assignee were the Holder. In the event of the death of the Holder, (a) the portion of the option not so assigned shall be exercisable only by the executor or administrator of the estate of the Holder or the person or persons to whom such option portion shall pass by will or the laws of descent and distribution, and (b) the portion of the option so assigned shall be exercisable only by the permitted assignee, in either case only (x) in accordance with other provisions contained in this document, and (y) to the extent to which the Holder was entitled at the time of death."

     If you are in agreement with such modification, please sign in the space below and return a signed copy of this modification letter to the Corporation, attention of the Corporate Secretary.


Very truly yours,

USG Corporation



By /s/ Harold E. Pendexter, Jr.
   ----------------------------
Harold E. Pendexter, Jr.
Sr. Vice President and
Chief Administrative Officer

Agreed this 1st day of February, 1994:




/s/ Eugene B. Connolly
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Eugene B. Connolly